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Victory Capital Holdings, Inc. (the “Company”) held a conference call on August 26, 2026 announcing that it has entered into a definitive agreement to acquire First Eagle Investments. Below is a copy of the transcript of the conference call as well as the related investor presentation. The transcript has been edited to correct erroneous transcriptions and garbled statements.

Conference Call Script

Live Call: Wednesday, August 26, 2026, 7:00 am CT

Script – Victory Capital to Acquire First Eagle Investments

Operator

Good morning and welcome to Victory Capital’s webcast. I will now turn the call over to Carly Thomas, Director of Investor Relations and Responsible Business at Victory Capital.

Slide 1 – Title Slide

Carly Thomas

Good morning, everyone, and thank you for joining us.

Earlier this morning we announced that Victory Capital has entered into a definitive agreement to acquire First Eagle Investments. The presentation we will walk through this morning and other important disclosures, including our press release and First Eagle fact sheet are available on the Investor Relations section of our website at ir.vcm.com.

Speaking today are David Brown, our Chairman and Chief Executive Officer, and Michael Policarpo, our President, Chief Financial Officer and Chief Administrative Officer.

Before I turn the call over to Dave, I would like to remind you that during today’s call we may make several forward-looking statements. Victory Capital’s actual results may differ materially from these statements. Please refer to our SEC filings for a list of some of the risk factors that may cause actual results to differ materially from those expressed on today’s call. Victory Capital assumes no duty and does not undertake any obligation to update any forward-looking statements.

One additional note. We will not be taking questions this morning. We have built additional detail into our prepared remarks and our presentation to account for this.

It is now my pleasure to turn the call over to David Brown, Chairman and Chief Executive Officer. Dave?

David Brown

Thank you, Carly. Good morning, everyone, and thank you for joining us today.

This morning we announced a definitive agreement to acquire First Eagle Investments. This is a transformational acquisition for us and when we close, Victory Capital will have ~$571 billion in total client assets, ~$3.2 billion in annual revenue on a combined basis and be one of the largest publicly traded traditional asset managers in the US.

This is the beginning of the next chapter in a story we have been purposefully building for more than a decade. Every transaction we have done we have asked ourselves the same question; Will the transaction make our company better? An expansion of our investment capabilities.

Increased distribution reach in all of our channels. Increased size and scale across our platform, giving us the ability to invest even more in our business, in important areas such as technology, AI, product development, and, most importantly, in our people. The answer to the question is undoubtedly yes!

SLIDE 4 - Transaction creates an even more competitive company

Moving to slide 4.

We are adding approximately $222 billion of AUM, and more importantly, we are adding investment capabilities that are additive to what we have today and are managed by exceptional investment teams. We are also adding an at-scale alternatives platform that has a leading CLO business and diversified alternative credit capability with its own specialized operational infrastructure to support the entire alternative platform.

The investment teams joining us will keep their brands, investment autonomy and most importantly their investment processes. This methodology has been consistent with every acquisition we have made. For clients, the transition is seamless, and how their money is managed and how they are serviced does not change.

This transaction meaningfully expands our distribution reach across the U.S. intermediary channel, the U.S. institutional channel and internationally. The distribution reach we are acquiring is substantial and I will share some of the statistics on the next page. Some of the existing relationships that First Eagle has, we already have, and those will simply get deeper. For the ones we do not have today, it will expand our reach to new relationships. Both are great outcomes, and together, they give us a footprint materially wider than either firm has on its own. This is a very exciting element of the transaction.

Regarding international distribution, both firms work with Amundi today. First Eagle reaches international investors through the Amundi network and has been a long-time investment manager for them. Our existing strategic distribution partnership with Amundi is the foundation we will build on from here, and after closing, this becomes an even larger and stronger relationship, with a broader and deeper product set to leverage the relationship with.

From a financial perspective, the transaction is accretive to earnings. We expect it to be approximately 35% accretive to our 2027 adjusted earnings per share, inclusive of approximately $280 million of net expense synergies.

I want to drill down on the net expense synergies, because I do not want it to be misunderstood. Synergies are never the reason we do a transaction. They are a byproduct of the strategic elements of the acquisition; they are not the strategic elements.

The word net matters here as well. This is not a plan to cut our way to earnings. We will continue investing in our investment franchises, technology, distribution, operations and in client experience, as this is what makes our platform better every time we do an acquisition. The net expense synergy number you see, in this case the projected $280 million, is what remains after we do all of that.

This transaction gives us even more size and scale, which is important as the industry continues to require investment, operational and distribution breadth to remain competitive.

We are acquiring a business that is growing and has been for several years. First Eagle has had positive net flows in each of the last three years and year to date in 2026. This speaks to the quality of their product offerings and the distribution system across the multiple channels they have built.

SLIDE 5 - First Eagle Investments. First Eagle adds complementary capabilities

Slide 5 covers the profile of the business. They have approximately $222 billion in assets under management and ~$1.5 billion of expected 2026 revenue. As I said previously, they have 3 consecutive years of positive net flows, continuing year to date in 2026. 92% of their rated mutual funds and ETF assets are rated four or five stars overall by Morningstar as of July 31, 2026. This is a fantastic statistic.

The flagship global value multi asset strategy is top decile over 1, 3 and 5 years. They also have strong investment performance in their Fixed Income Suite.

This is a firm with a long history. Founded in 1864 and headquartered in New York since 1937, with an investment-led culture and 195 investment professionals. It offers its capabilities in multiple vehicle formats to allow clients to access them in structures that work for them.

The distribution reach is substantial and especially in the US intermediary channel. Their products are used today by ~103,000 U.S. financial advisors and roughly 3 million end investors. They reach 83 percent of the Barron's Top 1,500 financial advisors, and ~740 institutional clients around the world.

SLIDE 6 - Acquisition broadens expertise and product set

On Slide 6 you will see that we are acquiring a number of distinct investment capability sets.

I would like to first highlight the global value multi-asset platform. At ~$135 billion, it is a very scaled investment platform. The product and the investment process are unique and differentiated. It is organized around downside mitigation rather than benchmark relative returns and they invest across asset classes, and it has a 4 decade plus track record. This is very different than any product we have on our platform today.

There are also municipal bond and U.S. small cap equity platforms under the First Eagle name that are high quality, very differentiated and managed by excellent investment professionals that have long track records in the industry.

Under the brand Diamond Hill, which was acquired by First Eagle recently, there is a well-developed value equities platform as well as a fixed income platform. Both will be complimentary to the offerings that we currently have on our platform in their own unique way.

Under the brand Napier Park, the CLO business is ~$27 billion that has been in place since 2013 and is active in the US and in Europe.

Additionally, and also under the Napier Park brand, is the alternative credit business. It is very well diversified by underlying asset class, vehicle and structure. We have been evaluating alternative credit for several years and understand these asset classes well and believe they will deliver sustained growth with a unique and value-added product set. This is an established team with a proven track record with institutional relationships already in place and the full operational infrastructure to support this business.

You can also see the vehicle mix at the bottom of the page. It is well diversified and the vehicles are set up to reach a wide range of clients.

SLIDE 7 - Pro forma AUM

Turning to slide 7, I would like to highlight that our business becomes even more diversified than it is today. You will see that the combined business will now span across even more asset classes and that no specific asset class will account for more than 27%.

Our business becomes stronger, more durable and is set up to perform well in all market environments and cycles.

Before I hand it over to Mike, I want to close on execution.

We have integrated acquisitions onto our platform repeatedly, and we have done it ourselves. Our teams have done the work over the years in every phase of the process. Integration is not something we hand to a third party and hope it goes well. It is a core competency of our firm.

Our senior management team averages roughly thirty years of industry experience. Approximately 80% of our current employees own the VCTR stock, and they have more than $400 million of their own money invested in Victory products as of the end of June 2026, all by choice. So, when I say the team doing this work is invested in the outcome, I mean that literally.

The Victory Capital platform was purposefully designed to be efficient and scalable, built on technology and smart strategic outsourcing. On our second quarter call we reported that the Pioneer Investments integration was complete, with the full $110 million of net expense synergies realized within 15 months of close. I also said that we were ready for the next acquisition and we are.

This transaction is larger than anything we have done in the past, but the work is work we know how to do, done by the people who have experience doing it and, on a platform built for exactly this. That is why we are so excited about this transaction and all that it will bring.

With that, I will turn it over to Mike. Mike?

Michael Policarpo

SLIDE 8 - Proven track record of achieving expense synergies

Thanks, Dave, and good morning, everyone.

Turning to slide 8, we expect to realize approximately $280 million of net expense synergies on a full run-rate basis, and we expect those synergies to be fully recognized within two years of closing, with a substantial portion achieved in the first year.

Let me put that $280 million in two contexts that matter. It represents approximately 27 percent of the First Eagle expense base, and approximately 14 percent of the pro forma combined expense base. Both of those denominators are on a 2027 estimated basis.

The 27 percent figure is the one I would anchor on, because it is directly comparable to what we have done before, and the table on this page sets that comparison out. In 2014 we announced the Munder transaction with $15 million of synergies and realized $23 million, at 38 percent of the acquired expense base. In 2015 we announced the RS Investments transaction with $40 million of synergies and realized $51 million, at 50 percent of the acquired expense base. In 2018 we announced the USAA Investments transaction with $100 million of synergies and realized $120 million, at 38 percent of the acquired expense base. And most recently, in 2024 we announced the Pioneer Investments transaction with $100 million synergies and realized $110 million, at 27 percent of the expense base acquired. The average across those transactions is 38 percent of the acquired expense base.

The pattern here is simple. We have never announced a net expense synergy target we did not deliver. Before we sign, we build the target number from the bottom up, function by function and line by line, and we build it with the people who will own it afterwards.

Against that history, the 27 percent we are targeting here sits at the low end of our own range, which is where we think it belongs on a transaction of this size.

We also have not assumed any revenue synergies in the accretion math.

We are deploying an already-optimized infrastructure across a materially larger asset and revenue base without a commensurate increase in the underlying cost structure. Our scale reduces redundant cost and improves our pricing power with our vendors. That work is scoped, it is owned internally, and it is the same work we completed on the Pioneer transaction within fifteen months.

The final number at the top of the page is the one that ties it together. We expect this transaction to be approximately 35 percent accretive to our 2027 estimated adjusted earnings per share. That accretion is measured against 2027 because we expect to close by the end of the first quarter of 2027, and it is inclusive of the full run-rate synergies. This is the power of our strategic inorganic growth model at work.

SLIDE 9 - Transaction summary and key terms

Turning to the terms on slide 9.

Total consideration is approximately $7.0 billion for 100 percent of First Eagle. The mix consists of $2.0 billion of newly issued Victory Capital equity, the assumption of $575 million of First Eagle senior secured notes carrying a 7.25 percent coupon, and the remainder paid in cash.

On the financing, we have fully committed financing in place from 2 global banks. It is comprised of a new $3.5 billion term loan B and approximately $950 million of new secured notes, together with an upsizing of our revolving credit facility from $100 million to $200 million. Our existing term loan B is expected to remain in place.

On the equity, approximately 14.6% of total economic interest will be issued to Genstar, made up of common stock and non-voting convertible preferred stock. Genstar's voting interest will be capped at 4.9 percent, and the remainder will be issued in non-voting preferred stock with the same economic rights as the common stock. Genstar will be subject to a three-year lock-up on all of their holdings.

On governance, our Board will expand to eleven directors, including two designated by Genstar, and Dave will continue as Chairman of the Board and Chief Executive Officer.

We ended the second quarter with a net leverage ratio of 1.0 times adjusted EBITDA, $70 million of cash and an undrawn $100 million revolver. At closing, we expect net leverage of approximately 3.2 times pro forma adjusted EBITDA, inclusive of the full run-rate of net expense synergies.

The deleveraging pace is rapid due to the free cash flow characteristics of the combined entity. We think that the net leverage will decline to approximately 2x by the end of 2028 and continuing to decline from there.

On the pro-forma earnings profile, combined annual revenue is approximately $3.2 billion. As a reminder, on our second quarter call we updated our long-term adjusted EBITDA margin guidance from 49 percent to 50 percent. Nothing in this transaction changes that view. The acquired business carries a higher average fee rate than our platform average and a lower margin than our platform average, and the combination of those two facts is precisely where the synergy opportunity comes from.

Finally, on approvals and timing. Closing is subject to approval by our shareholders of the equity issuance, certain regulatory approvals, and client consents. We expect to close by the end of the first quarter of 2027. I would note that shareholder approval of the share issuance is not a condition to closing. We have an alternative funding structure available in the form of perpetual preferred securities, which gives us certainty of close. Further details will be in our filings.

Stepping back, our capital allocation philosophy has not changed. It remains grounded in flexibility and discipline. Our primary objective is the execution of accretive strategic acquisitions that make our business better, and this is the clearest expression of that objective we have had. The balance sheet is in excellent shape, and our free cash flow generation gives us the ability to fund this transaction, de-lever on the timeline I described, and continue returning capital to shareholders, simultaneously.

With that, I will turn it back to Dave for final comments.

David Brown

Thank you, Mike.

Let me highlight four things I would like you to take away this morning.

First, this transaction will make Victory Capital an even better company. Over $570 billion in client assets, approximately $3.2 billion in revenue, a balanced platform across multiple asset classes, and a scaled CLO and alternative credit capability.

Second, we are acquiring growth, and we are acquiring excellent investment performance. Positive net flows for three consecutive years and continuing into 2026. Ninety-two percent of rated fund and ETF assets in four- and five-star strategies.

Third, the acquisition will increase our distribution reach across all of our channels. On distribution, it’s just that simple.

Fourth, the acquisition is expected to be highly accretive. 35% accretive to earnings per share and a powerful addition to our platform that has the potential to increase our earnings in the future.

Lastly, I want to close by thanking two groups. To the team at First Eagle, we have enormous respect for what you have built and for the way you have built it, and we are looking forward to working alongside you. And to the Victory employees, thank you. This opportunity is a direct result of the excellent work you all have done over many years.

Thank you all for joining us. As Carly noted, we will not be taking questions this morning, but our Investor Relations team is available should you have any questions. Have a good day.

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Victory Capital to Acquire First Eagle Investments Creating a $571 billion diversified global asset manager August 26, 2026

Forward-Looking Statements This investor presentation and the accompanying press release dated August 26, 2026 (together, "these materials") contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. federal and non-U.S. securities laws. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project," "target," "will," "would," "could,” "should,” "may" and similar expressions, or by discussions of strategy, objectives or future performance. These statements include, without limitation, statements regarding the expected timing and completion of the proposed acquisition of First Eagle Investments (“First Eagle”); the anticipated benefits of the transaction, including expected net expense synergies, earnings accretion, revenue, organic growth and net flows; pro forma financial, operating and asset under management metrics; Victory Capital Holdings, Inc.’s (“Victory Capital’s” or the “Company’s”) expected capital structure, indebtedness, net leverage and pace of de-levering; the expected treatment of First Eagle's investment teams, brands, products and platforms following closing; statements regarding the Company's longer-term growth objectives; and the future performance of the combined company. Forward-looking statements are not historical facts. They reflect the Company's current expectations, estimates and assumptions, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies that are difficult to predict, and are not guarantees of future performance. Actual results may differ materially. Although it is not possible to identify all such risks and factors, they include, among others: the risk that one or more conditions to closing is not satisfied and that the transaction is not completed on the anticipated timeline or at all, including the failure to obtain required regulatory approvals or required client and fund board consents; the risk that the merger agreement is terminated; the risk that the Company's shareholders do not approve the issuance of equity in connection with the transaction, and the consequences of financing the equity consideration instead through the issuance of perpetual preferred securities, including the cost, dividend obligations, terms and ranking of those securities and their effect on the Company's capital structure, earnings per share, financial flexibility and the anticipated accretion described in these materials; dilution to existing shareholders resulting from the issuance of common stock and non-voting convertible preferred stock, including on a fully diluted, as-converted basis; risks relating to the financing of the transaction, including the availability, cost and terms of debt financing, prevailing interest rates, the Company's ability to syndicate the financing on expected terms, the substantial increase in the Company's indebtedness, restrictions imposed by the terms of that indebtedness, and the Company's ability to de-lever on the anticipated timeline; the possibility of adverse changes in the Company's credit ratings; the risk that anticipated net expense synergies are not realized in the amounts or within the timeframe expected, or at all, and that the costs to achieve them exceed current estimates; risks relating to integration, including the diversion of management attention, the retention of key investment professionals, distribution personnel and other employees, the retention of clients and assets, the integration of operations, technology and administrative functions, and decisions regarding branding and the rationalization of products, strategies or teams; the fact that financial and operating information regarding First Eagle used in preparing the estimates in these materials is derived from a privately held company, has not been independently verified or audited, and is based in part on representations of First Eagle's management and on the Company's due diligence, which may prove incomplete or inaccurate; risks relating to investment performance and net client cash flows, including that historical net flows, investment performance and Morningstar ratings are not indicative of future results and that ratings and rankings are subject to change; the sensitivity of assets under management, revenue and earnings to conditions in the financial markets and to changes in interest rates, credit spreads and asset valuations; the Company’s dependence on third-party distribution relationships, including its global distribution arrangements; competitive pressure and ongoing consolidation in the asset management industry; the incurrence of significant transaction, financing and integration expenses; the risk of litigation or regulatory proceedings relating to the transaction; general economic, market, geopolitical and regulatory conditions; and the other risks and factors described under "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the U.S. Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. 2

Important Disclosures Non-GAAP Financial Measures This presentation and the related press release issued on August 26, 2026 contains non-GAAP financial measures, including adjusted earnings per share and net leverage, presented on a Victory Capital standalone, First Eagle standalone and/or pro forma combined basis. These measures are not calculated in accordance with U.S. generally accepted accounting principles and should not be considered in isolation from, or as substitutes for, the most directly comparable GAAP measures. Pro forma figures are estimates presented for illustrative purposes only, are based on assumptions the Company believes to be reasonable, and do not purport to represent what the combined company's results actually would have been had the transaction been completed on the dates indicated, or to project results for any future period. Anticipated synergies are estimates only, are subject to the risks described above, and are not guarantees of future results. Important Additional Information and Where to Find It This communication is being issued in connection with the proposed acquisition of First Eagle Investments by the Company. In connection with the transaction, the Company intends to file a proxy statement and certain other documents regarding the transaction with the SEC. The definitive version of the proxy statement (if and when available) will be mailed to the Company's stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain, free of charge, copies of the proxy statement (when available) and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov or the investor relations section of the Company's website at https://ir.vcm.com. Participants in the Solicitation The Company and certain of its directors, executive officers and other employees may be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider and vote upon the approval of the share issuance in connection with the proposed transaction. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Information relating to the Company's executive officers and directors can also be found in the Company's proxy statement for its 2026 annual meeting of stockholders filed with the SEC. 3

Transaction creates an even more competitive company 4 Creates a larger distribution platform across U.S. intermediary, U.S. institutional, and international channels Expands the client base across RIA’s, high-net-worth, financial advisors, and institutional clients both inside and outside of the U.S. Adds to Victory Capital’s organic growth profile with a business that’s been net flow positive for the last 3 years and year to date 2026 Victory Capital's acquisition of First Eagle Investments delivers scale, product expansion, greater distribution breadth and depth, and a scaled CLO and alternative credit platform. Larger Platform Adds approximately $222 billion of AUM across multiple asset classes First Eagle investment teams will maintain their investment autonomy and processes while being on Victory Capital’s operating platform Adds a $41 billion AUM CLO and alternative credit platform Wider Reach Accretive to Earnings from Day 1 Approximately 35% accretive to 2027 adjusted earnings per share, inclusive of ~$280 million in anticipated net expense synergies Pro Forma annual revenue of $3.2 billion Positions Victory Capital as one of the largest publicly traded traditional asset managers in the U.S.

First Eagle adds complementary capabilities

Victory Capital

First Eagle Investments

$222Bn	$1.5Bn	3	92%
Assets Under Management	2026 Expected Revenue	Consecutive years of positive net flows and YTD 2026[1]	AUM 4 or 5 Star Overall Morningstar rating[2]

Firm Profile

- First Eagle Investments is an independent, privately held global asset manager
  - Owned by Genstar Capital and employees
- First Eagle was founded in 1864 and is headquartered in New York
- The firm's investment led culture emphasizes long-term investment performance across global multi-asset, equities, fixed income, CLOs and alternative credit
  - 195 total investment professionals
- The firm offers a wide variety of investment vehicles, including mutual funds, ETFs, interval funds, UCITS, SMAs, CITs, CLOs, and BDCs

Distribution Reach

- ~103,000 U.S. financial advisors with assets in First Eagle products
- ~3.0 million end investors in U.S. Intermediary
- 83% penetration of Barron's Top 1,500 financial advisors
- ~740 institutional clients globally
- International distribution primarily through the Amundi network

Data as of July 31, 2026

[1] YTD based on 2026 through July 31, 2026.

[2] Based on Morningstar as of 7/31/26. See page 10 for full disclosure on Investment Performance.

5

Global Value Multi-Asset $134.9Bn, 61% Equity and Fixed Income $45.6Bn, 21% CLOs $26.5Bn, 12% Alternative Credit $14.9Bn, 6% Acquisition broadens expertise and product set Distribution Channels U.S. Intermediary 67% U.S. Institutional 17% International 16% 6 Investment Capabilities 24 235 7 4 66 6 6 1 Mutual Funds SMAs ETFs Interval funds Active CLOs UCITS CITs BDC Vehicle Mix AUM as of July 31, 2026.

Global Multi Asset U.S. Equity Fixed Income Solutions Global / Non-U.S. Equity CLOs Alternative Investments Money Market 6% 61% 27% 31% 7% 21% 24% 9% 18% 26% - 16% 11% 5% 9% - 12% 5% 1% 6% 3% 1% - 1% Pro Forma organization – Total Client Assets by Asset Class Victory Capital First Eagle Pro Forma $348.8Bn $222.0Bn $570.8Bn An Even More Balanced Platform Total Client Assets as of July 31, 2026. 7

~$280MM 14% 27% ~35% Full Run Rate Net Expense Synergies1 of Pro Forma Combined Expense Base2 of First Eagle Investments Expense Base2 Accretive to 2027E adj. EPS Proven Track Record of Achieving Net Expense Synergies Previous Transactions 1 Run-rate net expense synergies of $280MM are expected to be fully recognized within two years of close. 2 Percent of expense base is calculated against 2027E pro forma operating expenses. Transaction Announced Initial Net Expense Synergy Target Total Net Expense Synergies Realized % of acquired company stand-alone operating expense Munder Capital Management Apr 2014 $15MM $23MM 38% RS Investments Dec 2015 $40MM $51MM 50% USAA Asset Management Nov 2018 $100MM $120MM 38% Pioneer Investments Jul 2024 $100MM $110MM 27% 38% avg (versus) First Eagle Investments Aug 2026 $280MM - 27% Pro Forma - - - 14% 8

Total consideration Approximately $7.0 billion for 100% of First Eagle Investments Consideration mix $2.0Bn of newly issued Victory Capital equity at $116.26 per share, with approximately $4.4Bn in cash. Fully committed financing from Bank of America Securities and RBC Capital Markets, LLC. Comprising of a new $3.5 billion term loan B facility and approximately $950 million of new secured notes, together with an upsized $200 million revolving credit facility. The existing term loan B is expected to remain in place Debt assumed $575MM of First Eagle 7.25% senior secured notes due 2032 Seller ownership & voting interest Genstar Capital to own approximately 14.6% of Victory Capital on a fully diluted basis, with its voting interest limited to 4.9% and the remaining issued in non-voting preferred shares Lock-up 3-years for all securities owned by Genstar Capital Board Expands to 11 members; 2 Genstar Capital designees. David Brown continues as Chairman and CEO Approvals VCTR Shareholder approval of the equity issuance*; certain regulatory approvals and client consents Expected close By end of the first quarter of 2027 *In the event that approval is not obtained, the parties have agreed to an alternate funding structure under which the equity consideration would be satisfied through the issuance of perpetual preferred securities. 9 Key Terms Transaction Summary

First Eagle AUM and Performance Disclosures AUM Disclosures The First Eagle total AUM represents the combined AUM and assets under advisement of First Eagle Investment Management, LLC, First Eagle Separate Account Management, LLC, Napier Park Global Capital (Napier Park), First Eagle Alternative Credit (FEAC), and Diamond Hill Capital Management, LLC as of 31-Jul-2026. It includes $3.3 billion in committed/non-fee-paying capital from Napier Park, inclusive of assets managed by RLM and CMV, and $0.8 billion in committed/non-fee-paying capital from FEAC. For CLO warehouses, AUM represents maximum commitment (loan par value). As of 5-Sep-2025, Napier Park and FEAC investment activities are unified under Napier Park’s brand and management. First Eagle Alternative Credit, LLC is a distinct registered investment advisor within the Napier Park platform, acting in sub-advisory capacity to a number of First Eagle’s registered funds. Performance Disclosures Past performance is not indicative of future results. All investments carry a certain degree of risk, including the possible loss of principal, and an investment should only be made with an understanding of the risks involved with owning a particular security or asset class. You are encouraged to seek professional advice regarding the best options for your particular circumstances. A fund’s most recent performance can be found at firsteagle.com. 8% of AUM in First Eagle mutual funds and ETFs rated by Morningstar did not receive overall rating of 4 or 5 stars. 9.9% of AUM in First Eagle mutual funds and ETFs is not rated. Funds and share classes not rated by Morningstar are excluded from the analysis. Not all share classes considered are available to the general public and not all funds included have a history to be included in each period. Had fees not been waived and/or expenses reimbursed currently or in the past, the Morningstar ratings could have been lower. The following copyright pertains only to the Morningstar information. ©2026 Morningstar, Inc. All rights reserved. The Morningstar information contained herein: (1) is proprietary to Morningstar; (2) may not be copied; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Ratings are based on past performance, which is no guarantee of future results. Visit firsteagle.com for more information. 10

Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. federal and non-U.S. securities laws. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "will," "would," "could," "should," "may" and similar expressions, or by discussions of strategy, objectives or future performance. These statements include, without limitation, statements regarding the expected timing and completion of the proposed acquisition of First Eagle; the anticipated benefits of the transaction, including expected net expense synergies, earnings accretion, revenue, Adjusted EBITDA, Adjusted EBITDA margin, fee rate, organic growth and net flows; pro forma financial, operating and asset under management metrics; the Company’s expected capital structure, indebtedness, net leverage and pace of de-levering; the expected treatment of First Eagle's investment teams, brands, products and platforms following closing; statements regarding the Company's longer-term growth objectives; and the future performance of the combined company. Forward- looking statements are not historical facts. They reflect the Company's current expectations, estimates and assumptions, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies that are difficult to predict, and are not guarantees of future performance. Actual results may differ materially.

Although it is not possible to identify all such risks and factors, they include, among others: the risk that one or more conditions to closing is not satisfied and that the transaction is not completed on the anticipated timeline or at all, including the failure to obtain required regulatory approvals or required client and fund board consents; the risk that the merger agreement is terminated; the risk that the Company's shareholders do not approve the issuance of equity in connection with the transaction; dilution to existing shareholders resulting from the issuance of common stock and non-voting convertible preferred stock, including on a fully diluted, as-converted basis; risks relating to the financing of the transaction, including the availability, cost and terms of debt financing, prevailing interest rates, the Company's ability to syndicate the financing on expected terms, the substantial increase in the Company's indebtedness, restrictions imposed by the terms of that indebtedness, and the Company's ability to de-lever on the anticipated timeline; the possibility of adverse changes in the Company's credit ratings; the risk that anticipated net expense synergies are not realized in the amounts or within the timeframe expected, or at all, and that the costs to achieve them exceed current estimates; risks relating to integration, including the diversion of management attention, the retention of key investment professionals, distribution personnel and other employees, the retention of clients and assets, the integration of operations, technology and administrative functions, and decisions regarding branding and the rationalization of products, strategies or teams; the fact that financial and operating information regarding First Eagle used in preparing the estimates in this communication is derived from a privately held company, has not been independently verified or audited, and is based in part on representations of First Eagle's management and on the Company's due diligence, which may prove incomplete or inaccurate; risks relating to investment performance and net client cash flows, including that historical net flows, investment performance and Morningstar ratings are not indicative of future results and that ratings and rankings are subject to change; the sensitivity of assets under management, revenue and earnings to conditions in the financial markets and to changes in interest rates, credit spreads and asset valuations; the Company's dependence on third-party distribution relationships, including its global distribution arrangements; competitive pressure and ongoing consolidation in the asset management industry; the incurrence of significant transaction, financing and integration expenses; the risk of litigation or regulatory proceedings relating to the transaction; general economic, market, geopolitical and regulatory conditions; and the other risks and factors described under "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the U.S. Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It

This communication is being issued in connection with the proposed acquisition of First Eagle Investments by the Company. In connection with the transaction, the Company intends to file a proxy statement and certain other documents regarding the transaction with the SEC. The definitive version of the proxy statement (if and when available) will be mailed to the Company's stockholders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain, free of charge, copies of the proxy statement (when available) and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov or the investor relations section of the Company's website at https://ir.vcm.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be “participants” in the solicitation of proxies from the Company's stockholders with respect to the special meeting of stockholders that will be held to consider and vote upon the approval of the share issuance in connection with the proposed transaction. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Information relating to the Company's executive officers and directors can also be found in the Company's proxy statement for its 2026 annual meeting of stockholders filed with the SEC.